                                                                    EX-99.B 9(b)


                                    FORM OF
                   AMENDMENT TO THE AMENDED AGENCY AGREEMENT

                                STAGECOACH INC.

         This Amendment, dated as of December ___, 1995 (the "Amendment") is entered into between STAGECOACH INC., an open-end investment company (the "Company"), on behalf of its portfolios (collectively, the "Funds"), and WELLS FARGO BANK, N.A. ("WELLS FARGO").

         WHEREAS, the Company, on behalf of the Funds, and Wells Fargo have entered into an Amended Agency Agreement dated February 1, 1994 (the "Agency Agreement") under which the Company appointed Wells Fargo to act as transfer and dividend disbursing agent for each of its Funds.

         NOW THEREFORE, the parties hereto, in consideration of the mutual promises in the Agency Agreement and contained herein and intending to be legally bound, hereby agree as follows:

         1. The following paragraph replaces Article I., Paragraph C. of the Agency Agreement:

         C.      Compensation.  As consideration for the services described in
         Section I(B), above, the Fund shall pay to Agent an annual fee of (i) 0.10% of the average net assets of the Asset Allocation Fund, the U.S. Treasury Allocation Fund, the LifePath 2000 Series, the LifePath 2010 Series, the LifePath 2020 Series, the LifePath 2030 Series and the LifePath 2040 Series, (ii) 0.05% of the average net assets of the Money Market Fund, and (iii) 0.03% of the average net assets of the National Tax-Free Intermediate Income Fund, the National Tax-Free Money Market Mutual Fund, the California Tax-Free Intermediate Income Fund, the California Tax-Free Short-Term Income Fund, the California Tax-Free Money Market Fund, the S&P 500 Stock Fund, the Growth Stock Fund, the Bond Index Fund, the Short-Intermediate Term Fund and the Growth and Income Fund.

         Except to the extent amended by this Amendment, the Agency Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agency Agreement to be executed as of the date first above-written by their respective representatives thereunto duly authorized.

         Executed in several counterparts, each of which is an original.

                                        STAGECOACH INC.



                                        By:
                                           ------------------------------
                                           Name:
                                                -------------------------
                                           Title:
                                                 ------------------------



                                        WELLS FARGO BANK, N.A..


                                        By:
                                           ------------------------------
                                           Name:
                                                -------------------------
                                           Title:
                                                 ------------------------

                                   SCHEDULE I



Asset Allocation Fund
U.S. Treasury Allocation Fund
LifePath 2000 Series
LifePath 2010 Series
LifePath 2020 Series
LifePath 2030 Series
LifePath 2040 Series